Exhibit 99.1

               MOD-PAC CORP. Reports Fourth Quarter and
                  Fiscal Year 2006 Financial Results


    --  Total product sales grow 21.2% in the quarter

    --  Custom folding carton sales were up 22.6% for the year

    --  Generates cash from operations of $0.8 million in 2006

    BUFFALO, N.Y.--(BUSINESS WIRE)--Feb. 8, 2007--MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today reported revenue of $12.6 million for the fourth quarter of 2006 which ended December 31, 2006, compared with $24.5 million in the same period of 2005. Fourth quarter 2005 revenue included $14.1 million of amortized revenue associated with a contract buy-out fee from a former customer of the Company. Product sales, which excludes the contract buy out fee and rental income, increased 21.2% to $12.5 million in the fourth quarter of 2006 compared with $10.3 million in the 2005 fourth quarter. For the full year, 2006 revenue was $46.6 million compared with $71.2 million in 2005. Revenue in 2005 included $19.6 million in amortized revenue associated with the contract buy-out fee. Total product sales for 2006 were $46.0 million, down $5.2 million, or 10.1%, from $51.2 million in the prior year.

    Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, "We made solid progress in 2006 to fill the capacity vacated by our former customer and continue to grow market share in all of our product lines. Net income has improved the last three consecutive quarters. We believe we can continue to grow as we expand the markets we serve and the services we provide. Our objective is to capture a greater portion of the print value chain that commands larger margins than just printing, and our goal for 2007 is to achieve sales growth in the range of 10% - 15%."

    Net loss for the fourth quarter of 2006 was $0.56 million, or $0.16 per diluted share, compared with net income of $8.0 million, or $2.30 per diluted share, for the 2005 fourth quarter. Profits in the 2005 quarter were measurably impacted by $14.1 million in amortized revenue related to the contract buy-out fee previously discussed. When compared with the third quarter of 2006, net loss improved $0.16 million, or $0.05 per diluted share, a 22% improvement. For the full year, net loss was $3.4 million, or $1.00 per diluted share compared with net income of $11.0 million, or $2.97 per diluted share, in 2005, which reflect the aforementioned $19.6 million in amortized contract buy-out fees.

    Product Sales

    For the fourth quarter 2006, custom folding carton product line sales were $7.1 million, a $1.1 million, or 17.4% increase, over fourth quarter 2005 sales. For the full year, sales for this product line were $29 million, an increase of $5.3 million, or 22.6%, over the prior fiscal year. The Company's ability to provide short run, highly variable print at competitive prices continues to attract new customers as well as increased sales from existing customers.

    The stock box product line grew 15.2% in the fourth quarter of 2006 to $3.8 million in sales over the fourth quarter of 2005. Sales were $10.8 million for the full year, a 10.4% increase over 2005 sales. Stock boxes are primarily sold to confectioners, and the fourth quarter is historically strong for this product line as a result of the holiday season.

    Commercial print sales continue to steadily increase through the year, with sales of $0.5 million for the fourth quarter of 2006 compared with $0.1 million in the same period last year. For the full year, commercial print sales were $1.4 million. Sales of this product line can be primarily attributed to the relationships formed in 2006 with nationwide print distributors, although sales growth through the distributor channel is taking longer than expected. Distributor sales were $1.0 million for 2006.

    Total web-based sales for this year's fourth quarter were $0.31 million, a 23% increase from $0.25 million in the fourth quarter last year and down $0.09 million from the third quarter of 2006. Web-based sales include sales through the Company's branded sites PrintLizard.com(R) and PartyBasics.com(R) as well as through other internet stores which rely on MOD-PAC to provide their customers with personalized print products such as special event napkins.

    Sales of the Company's personalized print line grew 31.1% in the fourth quarter to $1.06 million and were up 41.4% for the year to $4.8 million. Sales growth was mainly the result of web-based sales from partnerships with other internet stores.

    Cost of Goods Sold and SG&A

    Gross margin improved through the year on higher sales to 11.4% in the fourth quarter 2006, up from 11.2% and 6.7% in the 2006 third and second quarters, respectively. Gross margin in the fourth quarter of 2005 was 59.9%. If the contract buy out fee were excluded, the fourth quarter 2005 gross margin would have been 5.8%. The improvement in gross margin over last years' fourth quarter, excluding the contract buy-out fee, and the sequential quarterly improvements were primarily due to higher sales. For the 12-month period, gross margin was 9.3% for 2006 compared with 2005 gross margin of 39.7%, or 16.8% excluding the contract buy-out fee. The year-over-year decline in gross margin was primarily the result of the loss in commercial print volume resulting in the underutilization of manufacturing capacity.

    Selling, general and administrative (SG&A) expenses were $2.3 million in the fourth quarter of 2006, or 17.9% of revenue, compared with expenses of $2.4 million, or 9.7% of revenue, in the same period last year. Without the impact of the contract buy-out fee, SG&A was 22.9% of revenue in the fourth quarter of 2005. For the full year, SG&A expenses were $9.5 million, or 20.4% of revenue, compared with expenses of $10.5 million, or 14.7% of revenue in 2005. Without the impact of the contract buy-out fee, SG&A was 20.3% of revenue in 2005. Reductions in advertising for website promotion were the primary reason for the decline, partially offset by stock-based compensation expense of $0.38 million due to the adoption of SFAS 123R in 2006.

    Liquidity

    Cash, cash equivalents and temporary investments were $3.4 million at December 31, 2006, compared with $3.9 million at December 31, 2005. Compared with the third quarter, cash, cash equivalents and temporary investments increased from $2.5 million at September 30, 2006.

    For the twelve month period, cash provided by operating activities was $0.8 million compared with cash used in operating activities of $2.8 million for fiscal year 2005.

    Capital expenditures for the quarter were $0.5 million and were $1.0 million for the full fiscal year, compared with $4.7 million for the prior year. Capital expenditures of approximately $1.2 million are expected in 2007. Depreciation and amortization for the fourth quarter and fiscal year were $1.2 million and $5.0 million, respectively.

    The Company believes that cash, cash equivalents and temporary investments are sufficient to meet requirements in 2007. In addition, the Company has access to a $6.0 million discretionary line of credit with a commercial bank of which $0.3 million is in use through standby letters of credit.

    There were no share repurchases by the Company during 2006. The Company has authorization to repurchase 100,885 shares.

    Webcast and Conference Call

    The release of the financial results will be followed today by a company-hosted teleconference at 9:30 a.m. ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

    The MOD-PAC CORP. conference call can be accessed the following ways:

    --  The live webcast can be found at http://www.modpac.com.
        Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    -- The teleconference can be accessed by dialing (913) 935-2970 approximately 10 minutes prior to the call.

    To listen to the archived call:

    -- The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.

    -- A replay can also be heard by calling (973) 341-3080 and entering passcode 8315561. The telephonic replay will be available from 11:30 a.m. ET the day of the teleconference through Thursday, February 15, 2007.

    ABOUT MOD-PAC CORP.

    MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model.

    MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized "SuperPrint" facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

    MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC's strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

    Additional information on MOD-PAC can be found at its website: http://www.modpac.com

    Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.



                            MOD-PAC CORP.
                  CONSOLIDATED INCOME STATEMENT DATA
----------------------------------------------------------------------
                             (unaudited)

(in thousands except
 per share data)
                        Three months ended           Year Ended
                      12/31/2006  12/31/2005   12/31/2006  12/31/2005
                     ------------------------ ------------------------
Revenue
 Product sales       $    12,455 $    10,280  $    46,015 $    51,174
 Contract buy-out fee          -      14,056            -      19,556
 Rent                        129         122          544         463
                     -------------------------------------------------
Total Revenue             12,584      24,458       46,559      71,193
Cost of products sold     11,155       9,799       42,243      42,960
                     ------------------------ ------------------------
Gross profit         $     1,429 $    14,658  $     4,316 $    28,233
  Gross profit margin       11.4%       59.9%         9.3%       39.7%
Selling, general and
 administrative
 expense             $     2,258 $     2,378  $     9,479 $    10,476
                     ------------------------ ------------------------
(Loss) income from
 operations          $      (829)$    12,280  $    (5,163)$    17,757
  Operating profit
   margin                   -6.6%       50.2%       -11.1%       24.9%
Interest (expense)
 income              $       (15)$         5  $      (105)$       (20)
Other income                  24          33           82          52
Provision for taxes         (260)      4,287       (1,755)      6,761
                     ------------------------ ------------------------
Net (Loss) Income    $      (560)$     8,032  $    (3,431)$    11,028
                     ======================== ========================

Basic (loss) earnings
 per share:          $     (0.16)$      2.34  $     (1.00)$      3.07
Diluted (loss)
 earnings per share: $     (0.16)$      2.30  $     (1.00)$      2.97

Weighted average
 diluted shares
 outstanding               3,510       3,498        3,504       3,708




                            MOD-PAC CORP.
                      PRODUCT LINE REVENUE DATA
                             (unaudited)

($, in thousands)


                                 Three Months Ended
                                12/31/2006    12/31/2005     % change
                            ------------------------------------------

Custom Folding Cartons      $        7,098  $      6,048         17.4%
Commercial Printing                    471           102        361.8%
Stock Box                            3,827         3,322         15.2%
Personalized printing                1,059           808         31.1%

                            ------------------------------------------
Total                       $       12,455  $     10,280         21.2%
                            ==========================================


                               Year Ended                    2006 YTD
                         12/31/2006   12/31/2005  % change  % of Total
                        ----------------------------------- ----------

Custom Folding Cartons  $    28,974  $    23,633      22.6%      63.0%
Commercial Printing           1,439       14,366     -90.0%       3.1%
Stock Box                    10,780        9,766      10.4%      23.4%
Personalized printing         4,821        3,409      41.4%      10.5%

                        ----------------------------------------------
Total                   $    46,015  $    51,174     -10.1%     100.0%
                        ==============================================




                            MOD-PAC CORP.
                   CONSOLIDATED BALANCE SHEET DATA
----------------------------------------------------------------------

(in thousands)
                                              12/31/2006   12/31/2005
                                             (unaudited)
                                             -------------------------
ASSETS:
--------------------------------------------
Cash and cash equivalents                    $     2,444  $     1,178
Temporary investments                              1,000        2,700
Trade accounts receivable:
  Customers                                        4,078        4,425
  Allowance for doubtful accounts                    (74)         (42)
                                             ------------ ------------
Net trade accounts receivable                      4,004        4,383
Inventories:
  Finished goods                                   1,556        1,583
  Work in progress                                   136          104
  Raw materials                                    1,543        1,201
                                             ------------ ------------
                                                   3,235        2,888
Refundable income taxes                              685        1,199
Prepaid expenses                                     449          423
                                             ------------ ------------
  Total current assets                            11,817       12,771

Property, plant and equipment, at cost            65,391       64,363
  Less accumulated depreciation and
   amortization                                  (39,654)     (34,678)
                                             ------------ ------------
    Net property, plant and equipment             25,737       29,685
Other assets                                       1,452        1,268
                                             ------------ ------------
  Total assets                               $    39,006  $    43,724
                                             =========================

LIABILITIES AND SHAREHOLDERS' EQUITY:
--------------------------------------------
Current maturities of long-term debt         $        37  $        87
Accounts payable                                   3,872        3,489
Accrued expenses                                   1,048        1,696
                                             -------------------------
  Total current liabilities                        4,957        5,272

Long-term debt                                     1,931        1,969
Other liabilities                                     31          428
Deferred income taxes                              2,426        3,457
Shareholders' equity                              29,661       32,598
                                             -------------------------
  Total liabilities and shareholders' equity $    39,006  $    43,724
                                             =========================




                            MOD-PAC CORP.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------
                             (unaudited)
(in thousands)
                                                    Year Ended
                                              12/31/2006   12/31/2005
                                             -------------------------
Cash Flows from Operating Activities:
  Net (loss) income                          $    (3,431) $    11,028
  Adjustments to reconcile net (loss) income
   to net cash provided by (used in)
   operating activities:
   Depreciation and amortization                   5,011        5,667
   Provision for doubtful accounts                   131           44
   Stock option compensation expense                 378            -
   Deferred income - advanced payment from
    VistaPrint                                         -      (19,555)
   Deferred income taxes                          (1,031)       6,780
   Deferred compensation                             (32)          44
   Cash flow from change in operating assets
    and liabilities:
      Accounts receivables                           248          530
      Inventories                                   (347)         149
      Prepaid expenses                               (26)        (142)
      Accounts payable                               383          956
      Other liabilities                             (365)           -
      Refundable or payable income taxes             525       (7,955)
      Accrued expenses                              (648)        (379)
                                             -------------------------
  Net cash provided by (used in) operating
   activities                                $       796  $    (2,833)
                                             -------------------------

Cash Flows from Investing Activities
  Sale of temporary assets                   $     1,700  $     9,483
  Change in other assets                            (219)        (332)
  Capital expenditures (net)                      (1,028)      (4,732)
                                             -------------------------
  Net cash provided by investing activities  $       453  $     4,419
                                             -------------------------

Cash Flows from Financing Activities
  Principal payments on long-term debt       $       (88) $       (86)
  Proceeds from issuance of stock                    105          616
  Purchase of treasury stock                           -       (3,522)
                                             -------------------------
  Net cash provided by (used in) financing
   activities                                $        17  $    (2,992)
                                             -------------------------

Net increase (decrease) in cash and cash
 equivalents                                       1,266       (1,406)

Cash and cash equivalents at the beginning
 of year                                           1,178        2,584
                                             -------------------------
Cash and cash equivalents at end of year     $     2,444  $     1,178
                                             =========================




                         MOD-PAC CORPORATION
  Reconciliation between GAAP Net (Loss) Income and Adjusted EBITDA


(in thousands)           Three Months Ended      Twelve Months Ended

                       12/31/2006  12/31/2005  12/31/2006  12/31/2005
                       ----------- ----------- ----------- -----------

GAAP Net (Loss) Income      ($560)     $8,032     ($3,431)    $11,028


Contract buy out fee            0     (14,056)          0     (19,556)
Interest                       15          (5)        105          20
Taxes                        (260)      4,287      (1,755)      6,761
Depreciation and
 amortization               1,219       1,298       5,011       5,667
Stock-based
 compensation                  59           0         378           0

---------------------------------------------- -----------------------
Adjusted EBITDA              $473       ($444)       $308      $3,920
============================================== =======================

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, non-cash stock option expense and contract buy-out fee.

    CONTACT: Kei Advisors LLC
             Deborah K. Pawlowski, 716-843-3908
             Dpawlowski@keiadvisors.com